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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                    Suspension of Duty to File Reports under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-19918

                             NEOZYME II CORPORATION
             (Exact name of registrant as specified in its charter)


                          TODMAN BUILDING, MAIN STREET
                   ROAD TOWN, TORTOLA, BRITISH VIRGIN ISLANDS
                                 (809) 494-2065
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     CALLABLE COMMON STOCK, $1.00 PAR VALUE
            (Title of each class of securities covered by this Form)


                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)      [X]          Rule 12h-3(b)(1)(ii)     [ ]
       Rule 12g-4(a)(1)(ii)     [ ]          Rule 12h-3(b)(2)(i)      [ ]
       Rule 12g-4(a)(2)(i)      [ ]          Rule 12h-3(b)(2)(i)      [ ]
       Rule 12g-4(a)(2)(ii)     [ ]          Rule 12h-3(b)(2)(ii)     [ ]
       Rule 12h-3(b)(1)(i)      [ ]          Rule 15d-6               [ ]


     Approximate number of holders of record as of the certification or notice date: 22

     Pursuant to the requirements of the Securities Exchange Act of 1934 NEOZYME II CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 8, 1996                    NEOZYME II CORPORATION


                                          By:/s/ Paul M. Edwards
                                             --------------------------------
                                             Paul M. Edwards
                                             President